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                          SHAREHOLDER SUPPORT AGREEMENT

       This SHAREHOLDER SUPPORT AGREEMENT (this "Agreement") dated as of January 27, 2000, is by and between International Rectifier Corporation, a Delaware corporation ("IR"), IRC Acquisition Corporation, ("Buyer") a New York corporation and a direct wholly owned subsidiary of IR and Robert and Deborah Schrader ("Shareholder").

       WHEREAS, in order to induce IR and Buyer to enter into an agreement and plan of reorganization dated as of January 27, 2000 (as amended from time to time, the "Merger Agreement") with Zing Technologies, Inc., a New York corporation ("ZT"), Buyer has requested Shareholder, and Shareholder has agreed, to enter into this Agreement.

       WHEREAS, as of the date hereof, Shareholder is the holder of the shares of capital stock of ZT (the "ZT Stock") listed on the signature page hereof. Capitalized terms used but not separately defined herein shall have the meanings ascribed to them in the Merger Agreement.

       NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1

                          Agreement to Offer and Tender

       Section 1.01. Agreement to Offer. IR and Buyer hereby agree to make the Offer on the terms (the "Terms") and as provided in the Merger Agreement.

       Section 1.02. Agreement to Tender. Shareholder hereby irrevocably and unconditionally agrees to validly tender (and not withdraw) or cause to be validly tendered (and not withdrawn) pursuant to and in accordance with the Terms of the Offer all of the shares of ZT Stock that Shareholder owns as of the date hereof as well as any additional shares of ZT Stock that Shareholder may own, whether acquired by purchase, exercise of options or otherwise, at any time after the date hereof (the "Shareholder Shares"). Within ten business days after the commencement of the Offer (or within ten business days after any Shareholder Shares are acquired during pendency of the Offer, if later), Shareholder shall deliver to the depositary designated in the Offer (i) a letter of transmittal with respect to the Shareholder Shares complying with the Terms of the Offer,
(ii) certificates representing all of the Shareholder Shares and (iii) all other documents or instruments required to be delivered pursuant to the Terms of the Offer.

                                    ARTICLE 2

                        Voting Agreement; Grant of Proxy

       Section 2.01. Voting Agreement. (a) Until the earliest to occur (the "Termination Date") of (w) tender and acceptance of the Shareholder Shares pursuant to the Offer, (x) the consummation of the Merger, (y) the six month anniversary of the date hereof and (z) the termination of the Merger Agreement, Shareholder hereby irrevocably and unconditionally agrees to vote or cause to be voted all Shareholder Shares that Shareholder is entitled to vote at

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the time of any vote of the shareholders of ZT where such matters arise (i) in favor of the approval and adoption of the Merger Agreement and in favor of the transactions contemplated thereby, (ii) against any proposal or transaction which could prevent or delay the consummation of the Transactions, and (iii) against any corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the Transactions.

       (b) If any shareholder vote in respect of the Merger Agreement or any of the transactions contemplated by the Merger Agreement is taken by written consent, the provisions of this Agreement imposing obligations in respect of or in connection with any vote of shareholders shall also apply.

       Section 2.02. Proxy. Shareholder hereby revokes any and all previous proxies granted with respect to the Shareholder Shares. By entering into this Agreement, Shareholder hereby grants a limited irrevocable proxy, within the meaning of the NYBCL, appointing Buyer as Shareholder's attorney-in-fact and proxy, with full power of substitution, for and in Shareholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power in such manner and upon and limited to only those matters referred to in Section 2.01 above, as Buyer or its proxy or substitute shall, in Buyer's sole discretion, deem proper with respect to the Shareholder Shares. The proxy granted by Shareholder pursuant to this Article 2 is irrevocable and is granted in consideration of Buyer's entering into the Merger Agreement and to secure Shareholder's performance of this agreement and duty to vote or cause to be voted (including by written consent) all of the Shareholder Shares in favor of the Merger as set forth in Section 2.01(a) and (b) hereof and such irrevocable proxy shall remain in effect until the Termination Date, notwithstanding the death or incapacity of Shareholder; provided, however, that such proxy shall be revoked on the Termination Date.

                                    ARTICLE 3

                  Representations and Warranties of Shareholder

       Shareholder represents and warrants to Buyer that:

       Section 3.01. Valid Title. Shareholder is the beneficial owner of the Shareholder Shares held by such Shareholder on the date hereof with no restrictions on Shareholder's voting rights or rights of disposition pertaining thereto (except securities law requirements and as herein provided). Except as previously disclosed to Buyer, none of the Shareholder Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shareholder Shares (other than this Agreement).

       Section 3.02. Binding Effect. This Agreement is the valid and binding Agreement of Shareholder, enforceable against Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.


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       Section 3.03. Total Shares. The number of Shareholder Shares set forth on the signature page hereto opposite the name of Shareholder are the only shares of ZT Stock owned by Shareholder.

                                    ARTICLE 4

                     Representations and Warranties of Buyer

       Buyer  represents and warrants to Shareholder:

       Section 4.01. Corporate Power and Authority. Each of IR and Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by each of IR and Buyer of this Agreement and the consummation by each of IR and Buyer of the transactions contemplated hereby have been duly authorized by the board of directors of each of IR and Buyer and no other corporate action on the part of either IR or Buyer is necessary to authorize the execution, delivery or performance by IR or Buyer of this Agreement and the consummation by IR or Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of IR and Buyer and is a valid and binding Agreement of each of IR and Buyer, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

                                    ARTICLE 5

                            Covenants of Shareholder

       Shareholder hereby covenants and agrees that:

       Section 5.01. No Proxies for or Encumbrances on Shareholder Shares. Except pursuant to the terms of this Agreement, prior to the Termination Date Shareholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shareholder Shares or
(ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shareholder Shares during the term of this Agreement. Shareholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding and agrees, subject to any restrictions contained in presently existing confidentiality agreements, to notify Buyer promptly and to provide all details requested by Buyer if Shareholder shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

       Section 5.02. Indemnification. IR hereby agrees to indemnify and hold harmless Shareholder from and against any Losses arising in connection with any claims made against Shareholder by any third party with respect to the matters covered in or actions taken by such Shareholder pursuant to this Agreement. "Losses" means any damage, liabilities or expenses,

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including reasonable attorneys' fees incurred in connection with the investigation and defense of such claims.

       Section 5.03. Further Action. Shareholder intends this limited proxy to be irrevocable and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy, including, without limitation, filing written notice of this irrevocable proxy with the secretary of ZT or permitting Buyer, as such Shareholder's attorney-in-fact, to file a copy of this Agreement with the secretary of ZT.

                                    ARTICLE 6

                                  Miscellaneous

       Section 6.01. Expenses. Except as contemplated in Section 5.02, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

       Section 6.02. Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement, to obtain all necessary waivers, consents and approvals and effect all necessary registrations and filings, responses to requests for additional information related to such filings, and submission of information requested by governmental authorities.

       Section 6.03. Specific Performance. The parties hereto agree that Buyer would suffer irreparable damage if for any reason Shareholder failed to perform any of such Shareholder's obligations under this Agreement, and that Buyer would not have an adequate remedy at law for money damages in such event. Accordingly, Buyer shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Shareholder. This provision is without prejudice to any other rights that Buyer may have against Shareholder for any failure to perform such Shareholder's obligations under this Agreement.

       Section 6.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address set forth on the signature page hereto.

       Section 6.05. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

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       Section 6.06. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided further that Buyer may assign its rights and obligations to any affiliate of Buyer without any such consent.

       Section 6.07. Governing Law. This Agreement shall construed in accordance with and governed by the law of the State of New York without giving effect to the principles of conflicts of laws thereof.

       Section 6.08. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    IRC ACQUISITION CORPORATION


                                    By: /s/ L. Michael Russell
                                    ------------------------------------
                                    Name:    L. Michael Russell
                                    Title:   Vice President


                                    INTERNATIONAL RECTIFIER CORPORATION

                                    By: /s/ Walter T. Lifsey
                                    ------------------------------------
                                    Name:    Walter T. Lifsey
                                    Title:   Vice President Government and
                                             Space Products


                                    SHAREHOLDER

                                    By: /s/ Robert Schrader
                                      ----------------------------------
                                    By: /s/ Deborah Schrader
                                      ----------------------------------
                                    Name:    Robert and Deborah Schrader
                                         -------------------------------
                                    Address:     72 Haight Crossroad
                                            ----------------------------
                                                 Chappaqua, NY 10514
                                      ----------------------------------
                                    Shareholder Shares: 145,000
                                                       -----------------

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